CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  We consent to the reference to our firm under the caption
  "Independent Registered Public Accounting Firm" and to the
  use of our report dated November 22, 2004, in the Registration
  Statement and related Prospectus of the UBS Pathfinders
  Trust, Treasury and Growth Stock Series Twenty Eight.
  /s/ ERNST & YOUNG LLP
  New York, New York
  December 1, 2004